As filed with the Securities and Exchange Commission on November 16, 2005

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

________________________

Storm Cat Energy Corporation

(Exact name of registrant as specified in its charter)

British Columbia, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1400 16th Street, Suite 510 Denver, Colorado	80202
(Address of Principal Executive Offices)	(Zip Code)

Storm Cat Energy Corporation Amended and Restated Share Option Plan

(Full title of the plan)

________________________

J. Scott Zimmerman President and Director Storm Cat Energy Corporation 1400 16th Street, Suite 510 Denver, Colorado 80202 (877) 867-6228	Copy to: George A. Hagerty, Esq. Richard J. Mattera, Esq. Hogan & Hartson L.L.P. One Tabor Center, Suite 1500 1200 Seventeenth Street Denver, Colorado 80202 (303) 899-7300

(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Shares, without par value	7,000,000	$2.08	$14,560,000	$1718.08

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement covers, in addition to the number of shares of Common Shares shown above, an indeterminate number of Common Shares that, by reason of certain events specified in the plan (e.g., anti-dilution adjustments), may become subject to such plan.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act on the basis of the average high and low sales prices of the Registrant’s common stock as reported on the American Stock Exchange on November  14, 2005.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.

Plan Information.

Item 2.

Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in Part I will be sent or given to participants in the Storm Cat Energy Corporation Amended and Restated Share Option Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  According to the Note to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

The following documents and all other documents subsequently filed with the Commission by Storm Cat Energy Corporation (the “Company” or the “Registrant”) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment that indicates that all the shares of Common Shares offered hereby have been sold or that deregisters all such Common Shares then remaining unsold, are hereby incorporated herein by reference to be a part of this registration statement from the date of filing of such documents:

(a)

The Registrant's latest annual report on Form 20-F for the fiscal year ended December 31, 2004, filed with the Commission on July 5, 2005 (Registration No. 000-49947);

(b)

The Registrant’s reports on Form 6-K dated July 5, 2005, August 3, 2005 and November 19, 2005; and

(c)

The description of the Registrant's Common Shares contained in the Registrant's Registration Statement on Form 20-F/A (Registration Statement No. 000-49947) filed with the Commission on June 6, 2003 under the Exchange Act, including any amendment or report filed for the purpose of updating such description, including specifically the Registrant’s Form 20-F (Registration Statement No. 000-49947) in “Item 10. Additional Information,” excluding specifically the subheadings entitled “Escrowed Shares,” “Flow-Through Shares,” “Stock Options,” “Statement by Experts,” and “Documents on Display,” as subsequently amended by any amendments to such Annual Report, is incorporated herein by reference filed with the Commission on July 5, 2005.

In addition, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such prior statement.  Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4.

Description of Securities.

Not applicable.  The Common Shares are registered under Section 12 of the Exchange Act.

Item 5.

Interests of Named Experts and Counsel.

Not applicable.

Item 6.

Indemnification of Directors and Officers.

Under the Business Corporations Act of British Columbia (the “Business Corporations Act”) a corporation may indemnify present or former directors or officers, or other individuals who act or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual with respect to any civil, criminal, administrative, investigative or other proceeding in which the individual is involved, because of that association with the Registrant or other entity.  To qualify for indemnification under the Business Corporations Act, an individual must (1) act honestly and in good faith with a view to the best interest of the corporation, or as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request, and (2) in the case of criminal or administrative action that is enforced by a monetary penalty, the individual must have had reasonable grounds for believing that the individual’s conduct was lawful.  In actions brought by or on behalf of the corporation, indemnification may only be made with court approval.  A corporation may advance moneys to the individuals for all costs, charges and expenses of a proceeding, as long as the individual undertakes in writing to repay the moneys if indemnification is ultimately prohibited by the Business Corporations Act.

The Registrant’s Articles (the “Articles”), provide that subject to the limitations contained in the Business Corporations Act, the Registrant must indemnify its directors, former directors or alternate directors and his or her heirs and legal personal representatives against all penalties to which such person is or may be liable.  Further, the Articles provide that the Registrant must pay the expenses actually and reasonably incurred by such person in respect of that proceeding.  In accordance with the Articles, the Registrant may indemnify its officers and individuals whom act at the request of the Registrant, in a position equivalent to that of a director or officer of a partnership, trust, joint venture, or other unincorporated entity.  A director, alternate director or officer’s failure to comply with the Business Corporations Act or the Articles does not invalidate any indemnification the individual is entitled to under the Articles.

In accordance with the Articles, the Registrant maintains insurance to cover (1) individuals who are or were directors, alternate directors, officers, employees or agents of the Registrant or corporations affiliated with the Registrant; (2) individuals who, at the request of the Registrant, are or were directors, officers, employees or agents of a corporation, partnership, trust, joint venture, or other unincorporated entity; or (3) individuals who, at the request of the Registrant, hold or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture, or other unincorporated entity, against any liability incurred by the individual in his capacity with or acting on behalf of the Registrant.

Item 7.

Exemption from Registration Claimed.

Not applicable.

Item 8.

Exhibits.

Exhibit No.

Description of Exhibit

5.1

Opinion of Bull, Housser & Tupper LLP with respect to the legality of the Common Shares registered hereby

23.1

Consent of Bull, Housser & Tupper LLP (contained in its opinion filed herewith as Exhibit 5.1)

23.2

Consent of Amisano Hanson, Chartered Accountants, Independent Registered Public Accounting Firm, with respect to the Registrant

23.3

Consent of Sproule Associates Inc., Independent Reservoir Engineer, with respect to the Registrant

24.1

Power of Attorney (included on the signature page to this registration statement)

99.1

Storm Cat Energy Corporation Amended and Restated Share Option Plan

Item 9.

Undertakings.

(a)  The Registrant hereby undertakes:

(1)  To file, during any period in which offers or sale are being made, a post-effective amendment to this

Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the

Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that the paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than for the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question of whether such indemnification by it is against public policy as expressed by the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on this 16th day of November, 2005.

STORM CAT ENERGY CORPORATION

By: /s/ J. Scott Zimmerman

Name:  J. SCOTT ZIMMERMAN

Title:    PRESIDENT

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Scott Zimmerman and Paul Wiesner, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign, execute and file with the Commission (or any other governmental or regulatory authority), for us and in our names in the capacities indicated below, this registration statement on Form S-8 (including all amendments thereto) with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and to perform each and every act and thing necessary or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/S/ J. SCOTT ZIMMERMAN J. SCOTT ZIMMERMAN	PRESIDENT (PRINCIPAL EXECUTIVE OFFICER)	NOVEMBER 16, 2005
/S/ PAUL WIESNER PAUL WIESNER	CHIEF FINANCIAL OFFICER (PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER)	NOVEMBER 16, 2005
/S/ CHRISTOPHER DYAKOWSKI CHRISTOPHER DYAKOWSKI	DIRECTOR	NOVEMBER 16, 2005
/S/ CRAIG STEINKE CRAIG STEINKE	DIRECTOR	NOVEMBER 16, 2005
/S/ MICHAEL O’BYRNE MICHAEL O’BYRNE	DIRECTOR	NOVEMBER 16, 2005
/S/ ROBERT PENNER ROBERT PENNER	DIRECTOR	NOVEMBER 16, 2005
/S/ MICHAEL WOZNIAK MICHAEL WOZNIAK	DIRECTOR	NOVEMBER 16, 2005

EXHIBIT INDEX

Exhibit No.

Description of Exhibit

5.1

Opinion of Bull, Housser & Tupper LLP with respect to the legality of the Common Shares registered hereby

23.1

Consent of Bull, Housser & Tupper LLP (contained in its opinion filed herewith as Exhibit 5.1)

23.2

Consent of Amisano Hanson, Chartered Accountants, Independent Registered Public Accounting Firm, with respect to the Registrant

23.3

Consent of Sproule Associates Inc., Independent Reservoir Engineer, with respect to the Registrant

24.1

Power of Attorney (included on the signature page to this registration statement)

99.1

Storm Cat Energy Corporation Amended and Restated Share Option Plan